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                                                                    EXHIBIT 99.1


                           HANMI FINANCIAL CORPORATION

                             STOCK OPTION AGREEMENT

                           NON-STATUTORY STOCK OPTION


        THIS AGREEMENT to grant Non-Statutory Stock Options ("Agreement") is entered into by and between Hanmi Financial Corporation, a Delaware corporation (the "Company"), and DR. SUNG WON SOHN ("Optionee").

        WHEREAS, the Board of Directors of the Company has authorized the grant to Optionee of Stock Options to purchase all or any part of ONE HUNDRED SEVENTY FIVE THOUSAND (175,000) shares of the Company's Common Stock, such Stock Option to be for the term and upon the terms and conditions hereinafter stated;

        NOW, THEREFORE, it is hereby agreed:

               1. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

               a. "Change in Control." A Change in Control shall be deemed to have occurred in the event of:

                      (i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

                      (ii) The sale, transfer or other disposition of all or substantially all of the Company's assets; or

                      (iii) A change in the composition of the Board, as a result of which fewer than one-half of the directors are incumbent directors who either (x) had been directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the "original directors") or (y) were elected, or nominated with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

                      (iv) Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (iv), the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the



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                      Exchange Act but shall exclude: (A) a trustee or other
                      fiduciary holding securities under an employee benefit plan of the Company or a subsidiary of the Company; and
                      (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

                      A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

               b. "Code." This term shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

               c. "Common Stock." This term shall mean shares of the Company's common stock, subject to adjustment pursuant to Section 16.

               d. "Company." This term shall mean Hanmi Financial Corporation.

               e. "Constructive Termination." This term shall mean (i) the failure by the Company to pay or cause to be paid to Optionee his base salary or any earned annual cash incentive bonus payment when due; (ii) the reduction of Optionee's annual base salary without his consent; (iii) a material diminution in Optionee's authority, responsibilities, duties or reporting relationships as President and Chief Executive Officer; or (iv) the relocation of Optionee's primary work place with the Company in Los Angeles, California to a location more than thirty-five (35) miles from its current location as of the date of this Agreement without Optionee's consent, in each if such breach is not cured by the Company within ten (10) business days following the date on which Optionee notifies the Board in writing of the existence of such breach.

               f. "Employment Agreement." This term shall mean the Employment Agreement between Optionee and the Company dated November 3, 2004.

               g. "Exchange Act." This term shall mean the Securities Exchange Act of 1934, as amended.

               h. "Good Cause." This term shall mean: (i) Optionee's willful or grossly negligent failure to comply with the lawful directions of the Board; (ii) Optionee's gross negligence or willful misconduct (including but not limited to any willfully dishonest or fraudulent act or omission) in the performance or intentional nonperformance of any of Optionee's material duties and responsibilities hereunder or continued neglect of Optionee's duties to the Company (including its subsidiaries); (iii) Optionee's material misappropriation of property of the Company (including its subsidiaries) for his own personal financial benefit; or (iv) Optionee's conviction or plea of guilty or "no contest" to a felony, in each case provided that Optionee has failed to cure such act or omission to the Company's reasonable satisfaction, if such act or omission is reasonably capable



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               of being cured, no later than ten (10) days following delivery of written notice by the Company to Optionee of such offending act or omission.

               i. "Non-Statutory Stock Option." This term shall mean a Stock Option which is not an incentive stock option within the meaning of Section 422 of the Code.

               j. "Option Shares." This term shall mean Common Stock covered by and subject to any outstanding unexercised Stock Option granted pursuant to this Agreement.

               k. "Optionee." This term shall mean Dr. Sung Won Sohn, to whom a Stock Option has been granted pursuant to this Agreement, provided that at least part of the Stock Option is outstanding and unexercised.

               l. "Plan." This term shall mean the Hanmi Financial Corporation Year 2000 Stock Option Plan as embodied herein and as may be amended from time to time in accordance with the terms hereof and applicable law.

               m. "Stock Option." This term shall mean the right to purchase Common Stock under this Agreement in a specified number of shares, at a price and upon the terms and conditions determined by the Stock Option Committee.

               n. "Stock Option Committee." The Board of Directors of the Company (the "Board") may select and designate a Stock Option Committee consisting of two or more directors of the Company each of whom may be an "outside director" within the meaning of
               Section 162(m) of the Code and a "non-employee director" within the meaning of Rule 16b-3 of the Exchange Act. Regardless of whether a Stock Option Committee is selected, the Board may act as the Stock Option Committee and any action taken by said Board as such shall be deemed to be action taken by the Stock Option Committee. All references in this Agreement to the "Stock Option Committee" shall be deemed to refer to the Board acting as the Stock Option Committee and to a duly appointed Stock Option Committee, if there be one. In the event of any conflict between action taken by the Board acting as a Stock Option Committee and action taken by a duly appointed Stock Option Committee, the action taken by the Board shall be controlling and the action taken by the duly appointed Stock Option Committee shall be disregarded.

               Any such action taken by the Stock Option Committee in the administration of this Agreement shall be valid and binding, so long as the same is not inconsistent with the terms and conditions of this Agreement, unless pursuant to an amendment in accordance with Section 25 hereunder. Subject to the express provisions of the Agreement, the Stock Option Committee shall have the authority to construe and interpret this Agreement, to define the terms used herein, to prescribe, amend, and rescind rules and regulations relating to the administration of the Agreement, and to make all other determinations necessary or advisable for administration of the Agreement. Determinations of the Stock Option Committee on matters referred to in this Section shall be final and conclusive so long as the same are not clearly inconsistent with the terms of this Agreement.



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               o. "Subsidiary." This term shall mean each "subsidiary
               corporation" (treating the Company as the employer corporation) as defined in Section 424(f) of the Code.

               2. Grant of Stock Option. Pursuant to resolutions adopted by the Board, the Company hereby grants to Optionee the following Non-Statutory Options, upon and subject to the terms and conditions stated herein:

               a. The "First Option": The grant of a Stock Option to purchase all or any part of Seventy-Five Thousand (75,000) shares of the Company's Common Stock having an exercise price per share equal to $34.33, the closing price of the Company Common Stock on the Grant Date, as defined below.

               b. The "Second Option": The grant of a Stock Option to purchase all or any part of One Hundred Thousand (100,000) shares of the Company's Common Stock having an exercise price per share equal to $34.33, the closing price of the Company Common Stock on the Grant Date, as defined below.

               For purposes of this Agreement, the date of grant is November 3, 2004 (the "Grant Date"). The First Option and the Second Option (collectively the "Options") granted hereunder are designated as Non-Statutory Stock Options and shall not be treated as incentive stock options under Section 422 of the Code.

               3. Exercisability. These Stock Options shall vest and become exercisable as follows:

               a. The First Option: The shares under the First Option shall vest and become exercisable on each anniversary of January 3, 2005 (the "Vesting Commencement Date"), in equal annual installments of 16.666666% per year (rounded to the nearest whole share) over a period of six (6) years from the Vesting Commencement Date and upon termination of employment for any reason shall continue to vest and become exercisable as if Optionee had continued employment with the Company for the remainder of such six-year vesting period (the "Term"), except as otherwise expressly provided in this Agreement. Option Shares of this First Option, which become vested and exercisable may be purchased at any time prior to expiration of this Stock Option.

               b. The Second Option: Subject to the Optionee's continued employment with the Company (except as provided in Sections 8 and 14 below), the shares under the Second Option shall vest and become exercisable on each anniversary of the Vesting Commencement Date, in equal annual installments of 16.666666% per year (rounded to the nearest whole share) over a period of six (6) years from the Vesting Commencement Date. Option Shares of the Second Option that become vested and exercisable may be purchased at any time prior to expiration of this Stock Option.

Notwithstanding any other provision of this Agreement to the contrary, if any Stock Option granted hereunder is not exercisable solely because of the restrictions set forth in Section 17 below relating to "Approvals," the Stock Option shall not expire until the earlier of the



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Expiration Date specified in Section 7 hereof or until it shall have been exercisable for an aggregate period of ninety (90) days. If the exercise of any Stock Option is prevented within the applicable time periods set forth in this
Section 3 or in Sections 8, 9, 10, or 11 for any other reason caused by the Company, the Stock Option shall remain exercisable until thirty (30) days after the date that Optionee is notified by the Company that the Stock Option is again exercisable, but in any event no later than the Expiration Date specified in
Section 7 hereof.

               4. Notice of Exercise. Subject to the other terms and conditions hereof, the Optionee may exercise the Stock Options, to the extent vested and exercisable, by delivering written notice of exercise to the Company in the form established by the Company stating the number of Option Shares with respect to which the Stock Option is being exercised and specifying whether the Optionee is electing to purchase shares of Common Stock under the First Option or Second Option, together with concurrent payment in full of the exercise price as provided in Section 5. Not less than ten (10) Option Shares may be purchased at any one time unless the number purchased is the total number which remains to be purchased under the First Option or Second Option, and in no event may the Stock Options be exercised with respect to fractional shares.

               5. Method of Exercise of Options. The exercise price of a Stock Option may be paid (i) in currency of the United States of America; or by a bank, cashier's, or certified check (such modes of payment collectively referred to as "cash") payable to the Company in U.S. dollars or (ii) if permitted at or before the time of exercise by the Stock Option Committee, (a) by delivery of previously-owned shares of Common Stock having an aggregate value equal to the full amount of the purchase price of such Option Shares or (b) by a combination of cash and previously-owned shares of Common Stock.

               6. Tax Withholding. Upon the exercise of the Stock Option, Optionee shall remit an amount sufficient to satisfy all federal, state, and local tax withholding requirements relating to such exercise.

               7. Termination and Terminating Events. Subject to earlier termination as provided in this Agreement, the Stock Options shall terminate on the tenth (10th) year anniversary from the date of grant, which shall be November 3, 2014 ("Expiration Date"). In the event of: (i) the consummation of a plan of dissolution or liquidation of the Company, or (ii) the consummation of a plan of reorganization, merger, consolidation, or similar transaction or acquisition with respect to the Company, as a result of which the Company is not the surviving controlling entity, the Stock Options shall terminate to the extent unexercised at such time, and prior to such time the Stock Options shall become immediately exercisable, whether or not vested, as to all unexercised Option Shares for such period of time as may be determined by the Stock Option Committee, but in any event not less than thirty (30) days prior to the consummation of such transaction, on the condition that the accelerating event described in this Section 7 is consummated; provided, however, that if provision is made in connection with such transaction for assumption, substitution, or continuation of the Stock Options, with appropriate adjustments as to number and kind of shares and prices, the Stock Options shall be exercisable in accordance with the terms of this Agreement.

               8. Termination without Good Cause or Resignation by the Optionee on Account of Constructive Termination. If the Optionee's employment by the Company or a Subsidiary is terminated by the Company without Good Cause or the Optionee resigns on account of a Constructive Termination, any Stock Options that are outstanding on the date of Optionee's termination without Good Cause or the date of Optionee's resignation on account of a



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

Constructive Termination shall continue to vest and become exercisable as if Optionee had continued to deliver services to the Company under the Employment Agreement for the remainder of the Term, provided that Optionee executes an effective release of claims as required by the Employment Agreement and continues to comply with the covenants set forth in Sections 3, 5 and 6 of the Employment Agreement. In the event that Optionee violates one or more of the covenants set forth in Sections 3, 5 or 6 of the Employment Agreement, no further vesting with respect to any outstanding Stock Options shall occur. An outstanding Stock Option that is fully vested and exercisable on the date of such termination shall terminate ninety (90) days following the date of termination. An outstanding Stock Option that is not fully vested and exercisable on the date of such termination shall terminate as to each vesting installment on the later of (a) ninety (90) days following the date of termination or (b) ninety (90) days following the date of vesting, whichever occurs later, but in no event later than the Expiration Date specified in
Section 7 hereof.

               9. Resignation by the Optionee Other Than on Account of Constructive Termination. If the Optionee resigns other than on account of a Constructive Termination, the First Option shall continue to vest and become exercisable as if Optionee had continued to deliver services to the Company for the remainder of the Term, and will terminate ninety (90) days following the end of the Term (or, if earlier, on the Expiration Date specified in Section 7 hereof), unless terminated earlier as provided in this Agreement. The Second Option shall expire ninety (90) days after the date of such resignation or on the Expiration Date specified in Section 7 hereof, whichever is earlier. During such period of ninety days (or less, if the Expiration Date falls within such ninety-day period), this Stock Option shall be exercisable only as to those increments, if any, which have become vested and exercisable as of the date on which the Optionee ceased to be employed by the Company or Subsidiary, and any Stock Options or increments which have not become vested and exercisable as of such date shall expire and terminate automatically on such date. Any portion of the Stock Option not exercised within the period described above shall expire at the end of such period.

               10. Termination for Good Cause. If Optionee's employment by the Company or a Subsidiary is terminated for Good Cause, the First Option shall continue to vest and become exercisable as if Optionee had continued to deliver services to the Company for the remainder of the Term, and will terminate at the end of the Term (or, if earlier, on the Expiration Date specified in Section 7 hereof), unless terminated earlier as provided in this Agreement. The Second Option shall automatically expire as to both vested and unvested Option Shares immediately upon the date of termination (taking into account any cure period provided in Section 4(c) of the Employment Agreement), unless reinstated by the Stock Option Committee within thirty (30) days of such termination by giving written notice of such reinstatement to Optionee. In the event of such reinstatement, Optionee may exercise the Second Option only to such extent, for such time, and upon such terms and conditions as if Optionee had resigned other than on account of a Constructive Termination as described in Section 9 above.

               11. Disability or Death of Optionee. If Optionee becomes disabled or dies while employed by the Company or a Subsidiary, or dies while one or both Stock Options are outstanding, the First Option shall become immediately fully vested and exercisable as of the date of such disability or death and any then outstanding Stock Option shall expire and terminate on the earlier of (a) the one (1) year anniversary of the date of such disability or death or (b) the Expiration Date, as specified in Section 7 hereof. After Optionee's disability or death, but before such expiration, and subject to the provisions of Section 17 hereof, the Optionee or the person or persons to whom Optionee's rights under this Stock Option shall have passed by order of a court



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of competent jurisdiction or by will or the applicable laws of descent and distribution, or the executor, administrator or conservator of Optionee's estate, if applicable, shall have the right to exercise this Stock Option as to any vested, but previously unexercised, Option Shares. Any portion of the Stock Option not exercised within such remaining period described above shall expire at the end of such period. For purposes hereof, "disability" shall mean that the Optionee's incapacity due to physical or mental illness or injury has resulted in either (i) the Optionee's absence from his full-time duties hereunder for substantially all of six (6) consecutive months, or (ii) such incapacity as can reasonably be expected to result in death or to last for a continuous period of not less than twelve (12) months and to render Optionee unable to perform effectively the duties and responsibilities of his office.

               12. Nontransferability. The Stock Options shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during Optionee's lifetime only by Optionee.

               13. Privileges of Stock Ownership. Optionee shall have no rights as a stockholder with respect to the Option Shares unless and until said Option Shares are issued to Optionee. Except as provided herein, no adjustment will be made for dividends or other rights in respect of which the record date is prior to the date such stock certificates are issued.

               14. Change in Control. In the event of a Change in Control, if
(i) Optionee resigns on account of a Constructive Termination or his employment is terminated by the Company without Good Cause, and such resignation or termination of employment occurs upon or within thirteen (13) months following the occurrence of a Change in Control, or (ii) the Company and Optionee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company's business and/or assets that such successor is willing and able as of the closing to assume and agree to perform the Company's obligations under the Employment Agreement in the same manner and to the same extent that the Company is required to perform under the Employment Agreement, then upon Optionee's termination of employment, all then outstanding Options shall become fully vested and exercisable on the effective date of the termination, provided that Optionee executes an effective release of claims as required by the Employment Agreement and complies with the covenants set forth in Sections 3, 5, and 6 of the Employment Agreement.

               15. Notification of Sale. Optionee agrees that the Optionee will notify the Company in writing not more than five (5) days after any sale or other disposition of Option Shares.

               16. Adjustment Upon Changes in Capitalization. If the outstanding shares of Common Stock of the Company are increased, decreased, materially changed in value, or changed into or exchanged for a different number or kind of shares, securities, and/or other property of the Company, through a reorganization, merger, spin-off, recapitalization, reclassification, forward or reverse stock split, stock dividend, extraordinary dividend or distribution, stock consolidation, combination, exchange of shares of Common Stock or other corporate exchange, any distribution to stockholders of Common Stock other than regular cash dividends, or any transaction similar to the foregoing, without consideration to the Company, an appropriate and proportionate adjustment shall be made in the number or kind of Option Shares, securities or other property subject to the Stock Options, and the exercise price of unexercised Stock Options, or portions thereof, which have been granted prior to any such change, shall



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likewise be made. Adjustments under this Section shall be made by the Stock
Option Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued on account of such adjustments, and fractional share interests shall be disregarded, except that they may be accumulated.

               17. Approvals; Authorization. This Agreement and the issuance of Option Shares hereunder are expressly subject to the approval of all regulatory agencies having jurisdiction with respect thereto, if such approval is required by law, and of the securities exchanges upon which securities of the Company are listed, if any, have been complied with, and the Option Shares must prior to issuance either (i) then be registered under the Securities Act of 1933, as amended (the "Securities Act") or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. The issuance of Option Shares must comply with other applicable laws and regulations, and the Option Shares will not be issued if the Company determines that such issuance would not be in material compliance with such laws and regulations. The Option Shares will be issued out of the authorized but unissued shares of the Company's Common Stock, as authorized pursuant to the Company's Certificate of Incorporation.

               18. Notices. Any notices provided for in this Agreement shall be deemed given and effective upon the occurrence of (i) the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail sent by certified mail, return receipt requested, with postage prepaid, (ii) personal service by a process server, or (iii) delivery to the recipient's address by overnight delivery (e.g., FedEx, UPS, or DHL) or other commercial delivery service, with all delivery charges paid by the sender. Notices sent to the Company shall be sent to the attention of the Company's General Counsel at the address for the Company's main offices. Notices addressed to you shall be sent to the address that you most recently provided to the Company and is reflected in the Company's books and records.

               19. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

               20. Resolution of Disputes

                      a. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the Plan shall be settled by binding arbitration held in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 20. This Section shall be construed and enforced in accordance with the Federal Arbitration Act, notwithstanding any other choice of law provision in this Agreement. Notwithstanding the foregoing:

                      b. Any party hereto may, in its discretion, apply to a court of competent jurisdiction for equitable relief. Such an application shall not be deemed a waiver of the right to compel arbitration pursuant to this Section.

                      c. Arbitrators. The panel to be appointed shall consist of three neutral arbitrators: one selected by the Company, one selected by the Optionee, and one selected by the designees of the Company and Optionee.

                      d. Procedures. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and applicable law and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty
(30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

                      e. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s) in accordance with applicable law.

                      f. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company and Optionee hereby submit to the in personam jurisdiction of the Federal and State courts in Los Angeles, California, for the purpose of confirming any such award and entering judgment thereon.

                      g. Confidentiality. All proceedings under this Section, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrators to the maximum extent permitted under applicable law.

                      h. Continued Performance. The fact that the dispute resolution procedures specified in this Section shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

               21. No Employment Commitment by Company. Nothing in this Agreement constitutes an employment commitment by the Company, affects the Optionee's status as an employee who is subject to termination without cause, confers upon the Optionee any right to remain employed by the Company or any Subsidiary, interferes in any way with the right of the Company or any Subsidiary at any time to terminate such employment, or affects the right of the Company or any Subsidiary to increase or decrease the Optionee's compensation or other benefits. The preceding sentence is subject, however, to the terms of any written employment agreement between the Optionee and the Company (which may not be modified by any oral agreement).

               22. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.



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

               23. Entire Agreement. This Agreement and the other writings referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

               24. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

               25. Amendments and Termination. Except as otherwise provided herein, this Agreement may not be modified, amended or terminated except by a writing signed by both parties hereto; provided that the Company, upon written notice to the Optionee, may unilaterally amend this Agreement in any way that does not materially adversely affect the Optionee's rights in or to the Options.

               26. Construction. Where the context or construction requires, all words applied in the plural herein shall be deemed to have been used in the singular and vice versa, and the masculine gender shall include the feminine and the neuter and vice versa.

               27. Headings. The headings of the several sections herein are inserted solely for convenience of reference and are not intended to form a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.


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
               28. Successors. This Agreement shall be binding upon the respective successors, assigns, heirs, executors, administrators, guardians and personal representatives of the Company and Optionee.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      HANMI FINANCIAL CORPORATION



                                      ------------------------------------------
                                      By:  Joon Hyung Lee
                                      Its: Chairman of the Board


ACKNOWLEDGMENT:

I hereby acknowledge receipt of a copy of this Agreement.

                                      OPTIONEE


                                      ------------------------------------------
                                      DR. SUNG WON SOHN



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